Exhibit 99.1

Nash-Finch Company	NEWS RELEASE
Contact:
LeAnne Stewart
Nash-Finch Company
952-844-1060
NASH FINCH NAMES ALEC COVINGTON CHIEF EXECUTIVE OFFICER
Covington Brings Nearly 30 Years of Industry Experience and
Exceptional Track Record of Driving Growth
MINNEAPOLIS, April 18, 2006 — Nash-Finch Company (Nasdaq: NAFC) announced today that Alec C. Covington has accepted the position of President and Chief Executive Officer (CEO) and will be appointed a member of the Nash Finch Board of Directors. Mr. Covington, 49, brings nearly 30 years of experience in food retailing and wholesaling, most recently serving as President and CEO of Tree of Life, Inc., a leading national distributor of natural, organic, specialty, ethnic, and gourmet food products.
Allister P. Graham, Chairman of Nash Finch’s Board of Directors, said, “After a thorough search, we strongly believe Alec is the ideal candidate to lead Nash Finch. He is an industry veteran with tremendous depth and breadth of experience and an exceptional track record of driving growth at a variety of food retailers and wholesalers. I look forward to working with him as we continue to strengthen our competitive position in the industry and build a bright future for the Company.”
Mr. Covington has held numerous leadership positions at some of the most widely recognized names in the industry. Since 2004, Mr. Covington has served as President and CEO of Tree of Life, Inc. He is also a member of the Executive Board of Tree of Life’s parent corporation, Royal Wessanen nv, a multi-national food corporation based in the Netherlands. Under his leadership, Tree of Life strengthened its operations, enhanced its customer service capabilities and improved productivity and profitability. From 2001-2004, he was President and CEO of AmeriCold Logistics, a leading provider of supply chain solutions in the consumer packaged goods industry.
Mr. Covington said, “Nash Finch is a solid business with a powerful legacy of over 100 years of high quality service and industry leadership. I look forward to building on Nash Finch’s rich tradition, as we work together to strengthen operations, continue to meet our customers’ needs and deliver value to shareholders over the long-term.”
Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s food distribution business serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. The Company also owns and operates retail stores, primarily supermarkets under the Econofoods(R), Family Thrift Center(R) and Sun Mart(R) trade names. Further information is available on the Company’s website at www.nashfinch.com.

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Statements in this press release involving Nash Finch Company which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Important factors that could cause actual results to differ from those contained in the forward-looking statements are discussed in the Company’s periodic reports filed with the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2005. The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in its periodic reports filed with the SEC.